Exhibit 99.1


          CORRECTING and REPLACING Southwest Community Bancorp Declares
                   Quarterly Cash Dividend of $0.05 Per Share

     CORRECTION...by Southwest Community Bancorp

     CARLSBAD, Calif.--(BUSINESS WIRE)--March 17, 2006--In BW6034 issued March 16, 2006: First graph, second sentence of release dated March 16, 2006, should read: common shareholders of record on April 5, 2006 (sted April 4, 2006).
     The corrected release reads:

     SOUTHWEST COMMUNITY BANCORP DECLARES QUARTERLY CASH DIVIDEND OF $0.05 PER SHARE

     Southwest Community Bancorp (Nasdaq:SWCB), the holding company for Southwest Community Bank, today announced its Board of Directors has declared a $0.05 per share quarterly cash dividend. The dividend will be paid on April 20, 2006 to common shareholders of record on April 5, 2006. The action was approved at the regularly scheduled Board Meeting on March 15, 2006.
     Southwest Community Bancorp operates Southwest Community Bank, a San Diego County headquartered community bank with nine full-service offices in Carlsbad, Encinitas, San Diego, Escondido, El Cajon, Murrieta, Anaheim, Rancho Cucamonga and San Bernardino, all in California, and Loan Production Offices in Glendale, California; Lincolnshire, Illinois; Salt Lake City, Utah and Ashburn, Virginia.

     Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained in this release to reflect future events or developments.


     CONTACT: Southwest Community Bancorp
              Frank J. Mercardante, 760-918-2620